Exhibit (d)(d)(1)
FORM OF
MASTER-FEEDER ADDENDUM TO THE AMENDED AND
RESTATED ADVISORY AGREEMENT
January 1, 2009
Pacific Select Fund
700 Newport Center Drive
P.O. Box 7500
Newport Beach, CA 92660
Ladies and Gentlemen:
This Addendum relates to and is part of the Amended and Restated Investment Advisory Agreement dated January 1, 2005 (“Advisory Agreement”), as amended to date, between Pacific Select Fund, a Massachusetts business trust (the “Fund”), and Pacific Life Fund Advisors LLC, a Delaware limited liability company(the “Adviser”). The Fund had previously created two new portfolios, the American Funds Growth Portfolio and American Funds Growth-Income Portfolio and is creating a third portfolio to be named the American Funds Asset Allocation Portfolio (each a “Portfolio” and collectively, the “Portfolios”), and desires to retain the Adviser to provide advisory services to the Portfolios pursuant to the Advisory Agreement, as modified hereto. Effective January 1, 2009, this Addendum replaces in its entirety the prior Master-Feeder Addendum to the Advisory Agreement.
This Addendum clarifies certain terms of the Advisory Agreement with respect to the Portfolios. All terms of the Advisory Agreement shall apply with respect to the Portfolios, except to the extent modified pursuant hereto. Any terms not defined herein shall have the meaning ascribed to them in the Advisory Agreement.
1.	Withdrawal From Master Fund Terminates Addendum. The terms and conditions of this Addendum shall only be in effect with respect to a Portfolio during such time as the Portfolio invests substantially all of its assets in a single open-end investment company or series thereof (each a “Master Fund”). If the Adviser determines, subject to approval of the Board, that a Portfolio’s assets shall be withdrawn from a Master Fund and not invested in another Master Fund, the assets of that Portfolio shall be managed in accordance with the terms and conditions of the Advisory Agreement and this Addendum shall be of no further force or effect with respect to that Portfolio until such time as the assets of that Portfolio shall subsequently be invested in a Master Fund, at which time this Addendum shall resume effectiveness.

2.	Appointment. The Fund hereby appoints the Adviser as provided in Section 1 of the Advisory Agreement, provided that in addition to the methods contemplated by the Advisory Agreement for the management of the assets of the Portfolios, the adviser may provide investment management services in a manner consistent with Section 3 of this Addendum.

3.	Services of the Adviser — Investment in Master Fund. For so long as a Portfolio invests substantially all of its assets in a Master Fund, the Adviser shall:
a.	analyze, select, and recommend for consideration and approval by the Board, a Master Fund for investment by each respective Portfolio; provided, however, that general regulatory compliance monitoring services, including with respect to compliance with all applicable federal, state or foreign law or regulation and with each Portfolio’s respective investment objectives and policies as stated in the Fund’s current registration statement under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (“1940 Act”), and administrative and support services, shall be provided to or procured for the Fund by the Adviser or other service provider under other agreements;

b.	monitor and evaluate the performance of each Master Fund in comparison to peer and benchmark performance in light of the investment objectives and policies of each Master Fund, and render to the Board such periodic and special reports related to such performance monitoring as the Board may reasonably request;

c.	if appropriate, recommend for consideration by the Board that a Portfolio withdraw its investment in a Master Fund and that subsequent to such withdrawal:
i.	the Portfolio invest in another Master Fund; or

ii.	the Portfolio be managed in accordance with the terms and conditions of the Advisory Agreement.
d.	make available to the Board officers and employees of the Adviser who are responsible for evaluating the performance of each Master Fund for consultation and discussion regarding the investment performance of each Master Fund; provided, however, that the Adviser may be separately compensated under other agreements for the services of accounting, legal and administrative personnel who provide support to the personnel who evaluate the performance of each Master Fund, as may be agreed upon from time to time.
4.	Expenses. For so long as this Addendum is in effect, the Adviser will pay all expenses (including office space, telephone and clerical expenses) incurred by it in connection with its services provided under Section 3 of this Addendum, except such expenses as are assumed by the Fund under the Advisory Agreement and this Addendum. The Fund shall be responsible for all of the other expenses of its operations not identified in Section 3 of this Addendum, and may retain the Adviser or other service providers to provide services with respect to those or other operations of the Fund. Such expenses for which the Fund is responsible include, but are not limited to, the expenses described in Section 8 of the Advisory Agreement; expenses of transitioning to a new Master Fund, including, but not limited to, legal, accounting or administrative services, and negotiating agreements with the portfolio manager of the new Master Fund or the Master Fund in connection with changes in a Master Fund; and in the event the Adviser determines, subject to approval of the Board, that the assets of a Portfolio shall be withdrawn from a Master Fund and managed in accordance with the terms and conditions of the Advisory Agreement, the expenses of transitioning the assets of the Portfolio to be so managed.

5.	Compensation.
a.	For the investment management services provided by the Adviser to the Portfolios pursuant to the Advisory Agreement and this Addendum, the Adviser shall be compensated in the manner set forth in Section 9(a) of the Agreement.

b.	Nothing in the Advisory Agreement or this Addendum shall be construed to obligate the Adviser to provide any services other than those specified in Section 3 hereof; provided, however, that the Portfolios may agree to retain the Adviser or other service providers to provide such services pursuant to other agreements for compensation, if any, to be provided thereunder, including services in connection with operations which have been identified in Section 4 of the Addendum and Section 9 of the Addendum as being the responsibility of the Fund.
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     IN WITNESS HEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below as of the day and year first above written.
PACIFIC SELECT FUND (on behalf of the American Funds Asset Allocation Portfolio, the American Funds Growth Portfolio, and the American Funds Growth-Income Portfolio)

BY:

Name:
Title:

BY:

Name:
Title:

PACIFIC LIFE FUND ADVISORS LLC

BY:

Name:
Title:

BY:

Name:
Title: